Hugh J. Donlon Joins Astoria Bank As Senior Executive Vice President And Chief Lending Officer

30 Year Banking Veteran Bolsters Effort To Brand Astoria Bank A More Diversified Full-Service Community Bank

LAKE SUCCESS, N.Y., Oct. 8, 2014 /PRNewswire/ -- Astoria Financial Corporation (NYSE: AF) ("Astoria", the "Company"), the holding company for Astoria Bank ("the Bank") today announced that Hugh J. Donlon has been named Senior Executive Vice President and Chief Lending Officer at Astoria Bank and the Company.

Mr. Donlon joins Astoria Bank with more than 25 years of senior level banking experience at Citibank and most recently KeyBank which he joined in 2008 as President of the Community Bank's East Region. In that role he was responsible for eight district teams and 1800 employees across New York including the metro NYC area, Vermont, Maine and Florida. His responsibilities included Key's 340 branch retail franchise, business banking, commercial banking which covered middle market companies with annual revenues up to $500 million and private banking which provided investment management, trust and advisory services to high net worth individuals. Mr. Donlon was also responsible for leading the successful integration of HSBC branches which Key acquired from First Niagara in Buffalo and Rochester in 2012. Prior to joining Key, Mr. Donlon spent 23 years at Citibank in a variety of sales and leadership roles of increasing responsibility in retail, business and commercial banking. These included Sales Director of Citibank F.S.B New Jersey, Executive Vice President of the Commercial Markets Group responsible for Manhattan Commercial Banking and, Managing Director of US Business Banking for Citibank North America.

Monte N. Redman, President and Chief Executive Officer of Astoria commented, "The hiring of Mr. Donlon will significantly enhance the Bank's previously announced goal of becoming a more diversified, full-service community bank, providing community banking services to both retail and business customers in our Long Island and metropolitan New York City markets. In addition to the vast amount of relevant experience that Mr. Donlon brings with him to Astoria, with Gerard C. Keegan, the Bank's Senior EVP and Chief Operating Officer reaching Astoria's mandatory retirement age for executive officers during 2016, his addition is expected to fill an important need with respect to the Bank's succession planning. Please join me in welcoming Hugh to the Astoria family."

About Astoria Financial Corporation

Astoria Financial Corporation, with assets of $15.7 billion, is the holding company for Astoria Bank. Established in 1888, Astoria Bank, with deposits in New York totaling $9.7 billion, is the second largest thrift depository in New York and provides the customers and local communities it serves with quality financial products and services through 86 convenient banking branch locations, one business banking office, and multiple delivery channels, including its enhanced website, www.astoriabank.com. Astoria Bank commands a significant deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states. Astoria Bank originates residential mortgage loans through its banking and loan production offices in New York, a broker network in four states, primarily along the East Coast, and correspondent relationships covering 13 states and the District of Columbia and originates multi-family and commercial real estate loans, primarily on rent controlled and rent stabilized apartment buildings, located in New York City and the surrounding metropolitan area.

Forward Looking Statements
This press release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of such words as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would," and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins or affect the value of our investments; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all areas in which we do business, or conditions in the real estate or securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes, including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and any actions regarding foreclosures, may adversely affect our business; enhanced supervision and examination by the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System and the Consumer Financial Protection Bureau; effects of changes in existing U.S. government or government-sponsored mortgage programs; technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may be determined adverse to us or may delay the occurrence or non-occurrence of events longer than we anticipate. We have no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.

CONTACT: Theodore S. Ayvas, Vice President, Investor Relations, 516-327-7877, ir@astoriabank.com